Exhibit 10.7

XERIUM TECHNOLOGIES, INC.

DIRECTORS’ DEFERRED STOCK UNIT PLAN

Section 1	Interpretation

1.1	Purpose

This Plan contains rules that are supplemental to those set forth in the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “EIP”). The Plan provides for the payment of 50% of an Eligible Director’s Annual Retainer in the form of Deferred Stock Units (“DSUs”) and the ability to receive the remainder of the retainer, which would otherwise be paid in cash, in DSUs. In the event of any inconsistency between the Plan and the applicable provisions of the EIP, the EIP shall control. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the EIP.

The purposes of the Plan are:

(a) to promote a greater alignment of long-term interests between directors of the Company and the shareholders of the Company; and

(b) to provide a compensation system for directors that, together with the other director compensation mechanisms of the Company, is reflective of the responsibility, commitment and risk accompanying Board membership and the performance of the duties required of the various committees of the Board.

1.2	Definitions

As used in the Plan, the following terms have the following meanings:

(a) “Account” means the account maintained by the Company in its books for each Eligible Director to record the DSUs credited to such Eligible Director under the Plan;

(b) “Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has significant financial interest, as determined by the Committee.

(c) “Annual Retainer” means the base retainer fee payable to an Eligible Director by the Company in respect of the services provided by the Eligible Director to the Company in connection with such Eligible Director’s service on the Board in a fiscal year. The Annual Retainer shall, unless otherwise determined by the Board, be payable Quarterly in arrears. “Annual Retainer” does not include (i) the annual retainer fee for serving as a member of a Board committee, (ii) the annual retainer fee for chairing a Board committee, or (iii) any amounts received by an Eligible Director as a reimbursement for expenses incurred in attending meetings.

(d) “Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules.

(e) “Beneficiary” means an individual who, on the date of an Eligible Director’s death, is the person who has been designated in accordance with Section 4.6 and the laws applying to the Plan, or where no such individual has been validly designated by the Eligible Director, or where the individual does not survive the Eligible Director, the Eligible Director’s legal representative.

(f) “Board” means those individuals who serve from time to time as the directors of the Company.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Nominating and Governance Committee of the Board, or such other persons designated by the Board.

(i) “Common Stock” means a share of the common stock, $0.001 par value, of the Company and includes any shares of the Company into which such shares may be converted, reclassified, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization.

(j) “Company” means Xerium Technologies, Inc. and includes any successor corporation thereof, and any reference in the Plan to action by the Company means action by or under the authority of the Board or the Committee.

(k) “Credit Date” means the date used to determine the Fair Market Value of a Deferred Stock Unit for purposes of determining the number of Deferred Stock Units to be credited to an Eligible Director under Section 2.3.1, which date shall correspond to the Quarterly date that 50% of the Annual Retainer would be paid in cash under Section 2.1, in the absence of an election to defer.

(l) “Deferred Stock Unit” or “DSU” means a unit credited by the Company to an Eligible Director by way of a bookkeeping entry in the books of the Company, as determined by the Board, pursuant to the Plan, the value of which at any particular date shall be the Fair Market Value at that date.

(m) “Election Notice” means the written election under Section 2.2 to receive Deferred Stock Units in the form of Schedule A hereto.

(n) “Elective Annual Retainer” has the meaning ascribed thereto in Section 2.1.

(o) “Eligible Director” means all directors of the Company who are not employees of the Company or any Affiliate, and including any non-executive Chair of the Board.

(p) “Entitlement Date” has the meaning ascribed thereto in Section 3.1.

(q) “Fair Market Value” means, with respect to any particular date, the simple average closing price of the Common Stock as traded on the stock exchange on which the highest aggregate volume of Common Stock has traded on each of the five trading days immediately preceding the particular date. In the event that the Common Stock is not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Stock as determined by the Company in its sole discretion, acting reasonably and in good faith.

(r) “Plan” means this Xerium Technologies, Inc. Directors’ Deferred Stock Unit Plan, as amended from time to time.

(s) “Quarter” means a fiscal quarter of the Company, which, until changed by the Company, shall be the three month period ending September 30, December 31, March 31 or June 30 in any year and “Quarterly” means each “Quarter.”

(t) “Stock Exchange Rules” means the applicable rules of any stock exchange upon which shares of the Company are listed.

(u) “Termination Date” means the date of a separation from service or loss of office or employment of the Eligible Director, including (i) the voluntary resignation or retirement of an Eligible Director from the Board; (ii) the death of an Eligible Director; or (iii) the removal of an Eligible Director from the Board whether by shareholder resolution or failure to achieve re-election; provided that the Eligible Director is not then an employee of the Company or an employee or director of an Affiliate.

1.3	Effective Date

The Plan shall be effective as of September 22, 2010 (the “Effective Date”).

1.4	Eligibility

If an Eligible Director should become an officer or employee of the Company while remaining as a director, his eligibility for the Plan shall be suspended effective as of the date of the commencement of his employment and shall resume upon termination of such employment provided he continues as a director of the Company. During the period of such ineligibility, such individual shall not be entitled to receive or be credited with any Deferred Stock Units under the Plan, other than dividend allocations under Section 2.4.

1.5	Construction

In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise.

1.6	Administration

The Committee shall, in its sole and absolute discretion: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) have the power to delegate, on such terms as the Committee deems appropriate, any or all of its powers hereunder to any officer of the Company, including without limitation the Chief Financial Officer or Secretary of the Company; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Director and any other person claiming an entitlement or benefit through the Eligible Director. All expenses of administration of the Plan shall be borne by the Company as determined by the Committee.

1.7	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 2	Election Under the Plan

2.1	Payment of Annual Retainer

Subject to Section 2.2 and such rules, regulations, approvals and conditions as the Committee may impose, an Eligible Director will receive 50% of his Annual Retainer in the form of Deferred Stock Units and may elect to receive any or all of the remainder of his Annual Retainer (“Elective Annual Retainer”) in the form of Deferred Stock Units. Any portion of the Eligible Director’s Elective Annual Retainer that is not so-elected will be paid in cash in Quarterly installments.

2.2	Election Process

(a) A person who is an Eligible Director on the effective date of the Plan may elect a form or forms of payment of his or her Elective Annual Retainer payable for services provided after such effective date of the Plan by completing and delivering to the Secretary of the Company an initial Election Notice by no later than 30 days after the effective date of the Plan, which shall apply to the Eligible Director’s Elective Annual Retainer payable for services provided after the effective date of such election, subject to the provisions of Section 2.2(c).

(b) An individual who becomes an Eligible Director during a year may elect the form or forms of payment of his or her Elective Annual Retainer earned in Quarters that commence after the date the election is made by completing and delivering to the Secretary of the Company an Election Notice. Such Election Notice shall not be effective if (i) such Election Notice is not completed and delivered to the Secretary of the Company within 30 days after the individual becomes an Eligible Director; or (ii) the individual previously participated in this Plan or any other plan that is required to be aggregated with this Plan for purposes of Section 409A of the Code.

(c) An Eligible Director who has made an election under Section 2.2(a) or 2.2(b), or who has never made any such election, may elect the form or forms of payment of his Elective Annual Retainer for a subsequent fiscal year by completing and delivering to the Secretary of the Company a new Election Notice on or before December 31 immediately preceding the first day of such subsequent fiscal year.

(d) For greater certainty, if the Company establishes a policy for members of the Board with respect to the acquisition and/or holding of Common Stock and/or DSUs, each Director shall ensure that any election he or she makes under this Section 2.2 complies with such policy.

2.3	Deferred Stock Units

2.3.1 Deferred Stock Units shall be credited to the Eligible Director’s Account as of the applicable Credit Date. The number of Deferred Stock Units (including fractional Deferred Stock Units) to be credited to an Eligible Director’s Account as of a particular Credit Date pursuant to this Section 2.3.1 shall be determined by dividing the portion of that Eligible Director’s Annual Retainer for the applicable period to be satisfied by Deferred Stock Units by the Fair Market Value on the particular Credit Date.

2.3.2 Deferred Stock Units credited to an Eligible Director’s Account under Section 2.3.1, together with any additional Deferred Stock Units granted in respect thereof under Section 2.4, will be fully vested upon being credited to an Eligible Director’s Account and the Eligible Director’s entitlement to payment of such Deferred Stock Units at his Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board.

2.4	Dividends

On any payment date for dividends paid on Common Stock, an Eligible Director shall be credited with dividend equivalents in respect of Deferred Stock Units credited to the Eligible Director’s Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Deferred Stock Units (including fractional Deferred Stock Units) based on the Fair Market Value as of the date on which the dividends on the Common Stock are paid.

2.5	Eligible Director’s Account

An Eligible Director’s Account shall record at all times the number of Deferred Stock Units standing to the credit of the Eligible Director. Upon payment or delivery of Common Stock in satisfaction of Deferred Stock Units credited to an Eligible Director in the manner described herein, such Deferred Stock Units shall be cancelled. A written confirmation of the balance in each Eligible Director’s Account shall be provided by the Company to the Eligible Director at least annually.

2.6	Adjustments and Reorganizations

Notwithstanding any other provision of the Plan, in the event of any change in the Common Stock by reason of any stock dividend, split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Common Stock or distribution of rights to holders of Common Stock or any other form of corporate reorganization whatsoever, an equitable adjustment shall be made to any Deferred Stock Units then outstanding. Such adjustment shall be made by the Committee, subject to Applicable Law, shall be conclusive and binding for all purposes of the Plan.

2.7	Change in Control

Upon the occurrence of a Covered Transaction, as that term is defined in Section 9(f) of the EIP, the following shall apply:

(a) Unless otherwise determined by the Board, such fractional portion of an Eligible Director’s Annual Retainer earned in the current Quarter but not yet paid shall be immediately paid in accordance with Section 2.1, and the Credit Date shall be immediately prior to the effective date of the Covered Transaction.

(b) The Committee, in its discretion, may take one or more of the following actions:

(1) Provide for the acceleration of any time period relating to the redemption of the Deferred Stock Units (provided that acceleration is only permitted to the extent permitted by Section 409A of the Code, as applicable);

(2) Provide for the cancellation of the Deferred Stock Units (without the consent of the Eligible Director) in exchange for the payment to the Eligible Director of cash or other property with a Fair Market Value equal to the amount that would have been received (net of any taxes required to be withheld) upon the redemption of the Deferred Stock Units had the Deferred Stock Units been redeemed immediately prior to the Covered Transaction;

(3) Adjust the terms of the Deferred Stock Units in a manner determined by the Committee to reflect the Covered Transaction;

(4) Cause the Deferred Stock Units or the Plan to be assumed, or new rights substituted therefore, by any other entity; or

(5) Make such other provision as the Committee may consider equitable to the Eligible Directors and in the best interests of the Company.

Section 3	Redemptions

3.1	Redemption of Deferred Stock Units

Subject to Section 3.3, an Eligible Director’s Entitlement Date shall be the date that is six months after his or her Termination Date, and all vested Deferred Stock Units credited to such Eligible Director’s Account on such date shall be redeemed in return for Common Stock.

3.2	Extended Entitlement Date

In the event that the Committee is unable, by an Eligible Director’s Entitlement Date, to compute the final value of the Deferred Stock Units recorded in such Eligible Director’s Account by reason of the fact that any data required in order to compute the market value of a Stock has not been made available to the Committee and such delay is not caused by the Eligible Director, then the Entitlement Date shall be the next following trading day on which such data is made available to the Committee.

3.3	Limitation on Extension of Entitlement Date

Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Director hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Director’s Termination Date.

Section 4	General

4.1	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

4.2	Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of the Company and an Eligible Director, including without limitation, the estate of such Eligible Director and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Company’s or the Eligible Director’s creditors.

4.3	Plan Amendment and Termination

The Board may amend or terminate the Plan at any time it deems necessary or appropriate, but no such amendment or termination shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to any amount of his or her Annual Retainer in respect of which an Eligible Director has then received or elected to receive Deferred Stock Units. Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously meets the requirements of Section 409A of the Code.

4.4	Section 409A

For avoidance of doubt, if any provision of the Plan contravenes any regulations or U.S. Treasury guidance promulgated under Section 409A of the Code or would cause the Deferred Stock Units to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan shall be modified, without the consent of any Eligible Director, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

4.5	Applicable Trading Policies and Reporting Requirements

The Committee and each Eligible Director will ensure that all actions taken and decisions made by the Committee or an Eligible Director, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Company relating to insider trading and “black out” periods. All Deferred Stock Units shall be considered a “security” of the Company solely for reporting purposes under the insider trading policy and pre-clearance procedures of the Company.

4.6	Designation of Beneficiary

Subject to the requirements of Applicable Law, an Eligible Director may designate in writing a person who is a dependant or relation of the Eligible Director as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Director. The Eligible Director may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in the form of Schedule B. The initial designation of each Eligible Director shall be executed and filed with the Secretary of the Company within sixty (60) days following the Effective Date of the Plan. Changes to such designation may be filed from time to time thereafter.

4.7	Death of Eligible Director

In the event of an Eligible Director’s death, any and all Deferred Stock Units then credited to the Eligible Director’s Account shall become payable to the Eligible Director’s Beneficiary in accordance with Section 3 and the date of death shall be deemed to be the Termination Date.

4.8	Rights of Eligible Directors

4.8.1 Except as specifically set out in the Plan, no Eligible Director or any other person shall have any claim or right to any benefit in respect of Deferred Stock Units granted or Annual Retainers payable pursuant to the Plan.

4.8.2 Rights of Eligible Directors respecting Deferred Stock Units and other benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

4.8.3 The Plan shall not be construed as granting an Eligible Director a right to be retained as a member of the Board or a claim or right to any future grants of Deferred Stock Units, future Annual Retainers or other benefits under the Plan.

4.8.4 Under no circumstances shall Deferred Stock Units be considered Common Stock nor shall they entitle any Eligible Director or other person to exercise voting rights or any other rights attaching to the ownership of Common Stock.

4.9	Compliance with Law

Any obligation of the Company pursuant to the terms of the Plan is subject to compliance with Applicable Law. The Eligible Directors shall comply with Applicable Law and furnish the Company with any and all information and undertakings as may be required to ensure compliance therewith.

4.10	Withholding

For greater certainty, and without derogation from any rights the Company may have with respect to the withholding of taxes, source deductions or other amounts pursuant to Applicable Law, the Company shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder for purposes of compliance or intended compliance with Applicable Law.

SCHEDULE A

Deferred Stock Unit Plan for Eligible Directors of

Xerium Technologies, Inc. (the “Plan”)

ELECTION NOTICE

I.	Election

I understand that 50% of my Annual Retainer will automatically be delivered via Quarterly crediting as Deferred Stock Units (“DSUs”). Subject to Part II of this Notice, for the period November 1, 2010 to December 31, 2010, I hereby elect to receive the following percentage of my remaining Annual Retainer (“Elective Annual Retainer”) by way of Deferred Stock Units (“DSUs”):

	Amount	Percentage in DSUs		Percentage in Cash
Elective Annual Retainer	$		%		%

II.	Acknowledgement

I confirm and acknowledge that:

1.	I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

2.	Cash payments and DSU crediting will be made Quarterly in arrears.

3.	I will not be able to cause the Company or any Affiliate thereof to redeem DSUs granted under the Plan until the date specified in the Plan following my Termination Date.

4.	When DSUs credited to my account pursuant to this election are redeemed in accordance with the terms of the Plan after my Termination Date, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Company will make all appropriate withholdings as required by law at that time.

5.	The value of DSUs are based on the value of the Common Stock of the Company and therefore are not guaranteed.

6.	No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded and unsecured liability recorded on the books of the Company.

7.	This election is irrevocable.

8.	The foregoing is only a brief outline of certain key provisions of the Plan. In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined herein.

Date	Name of Eligible Director

Signature

Schedule B

BENEFICIARY DESIGNATION

To: Xerium Technologies, Inc.

I,                    , being an Eligible Director in the Xerium Technologies, Inc. Directors’ Deferred Stock Unit Plan (the “Plan”) hereby designate the following person as my Beneficiary for purposes of the Plan:

Name of Beneficiary:

Address of Beneficiary:

This designation revokes any previous beneficiary designation made by me under the Plan. Under the terms of the Plan, I reserve the right to revoke this designation and to designate another person as my Beneficiary.

Date	Name (Please Print)

Signature